Exhibit 99.1

Tianyin Reports Record Fiscal 2010 Financial Results

Press Release Source: Tianyin Pharmaceutical Co., Inc. On Wednesday September 29, 2010, 8:46 am EDT

CHENGDU, China, Sept. 29 /PRNewswire-Asia-FirstCall/ -- Tianyin Pharmaceutical Co., Inc., (NYSE Amex: TPI), a biopharmaceutical company that specializes in patented biopharmaceutical, modernized traditional Chinese medicine ("TCM"), branded generics and other pharmaceuticals, announced the results of fiscal year 2010 ended June 30, 2010.

    Fiscal year 2010 ending June 30, 2010 financial highlights

    -- FY2010 revenue exceeds our revenue guidance of $63.0 million for FY2010,

       up 49.0% year over year (yoy) to $63.9 million from $42.9 million for

       FY2009

    -- Gross profit delivered $33.3 million, up 55.6% yoy from $21.4 million for FY2009

    -- Gross margins increased to 52.2% from 49.8% for FY2009

    -- Net income rose 51.9% yoy to $12.0 million at 19.0% net margin from

       $7.9 million at 18.0% net margin for FY2009; the net income also exceeds our net income guidance of $11.0 million for FY2010

    -- Earnings per share equals to $0.47 per basic share, or $0.40 per diluted share, up 25.0% year over year from $0.32 per diluted share in

       FY2009

    -- Cash and cash equivalents were $27.0 million on June 30, 2010 as compared to $12.4 million in cash and cash equivalents on June 30, 2009

    -- FY2010 operating cash flow rose 85.5% year over year to $15.4 million from $8.3 million in FY2009

    FY2010 results

	FY2010	FY2009	YoY
Sales	$63.9 million	$42.9 million	+49.0%
Gross Profit	$33.3 million	$21.4 million	+55.6%
Operating Income	$14.7 million	$9.7 million	+51.8%
Net Income	$12.0 million	$7.9 million	+51.9%
EPS (Diluted)	$0.40	$0.32	+25.0%
Diluted Shares	30.1 million	24.8 million	+21.4%

Revenue delivered $63.9 million for the FY2010 up from $42.9 million for FY2009, growing 49.0% yoy, supported by our continuous sales channel expansion and market penetration for our current product portfolio especially the lead products. The results exceeded our targeted $63.0 million FY2010 revenue guidance and validated our growth strategies on sales and marketing, manufacturing capacity expansion along with new pipeline development.

Our lead product revenues are Ginkgo Mihuan Oral Liquid (GMOL): $22.8 million, Apu Shuangxin (Benorylate) Granules (APU) $6.0 million, Xuelian Chongcao Oral Liquid (XLCC): $3.9 million, Azithromycin Dispersible Tablets (AZI): $4.1 million, Qingre Jiedu Oral Liquid (QRE): $3.6 million. The lead product revenues totaled $40.4 million, representing 63.0% of the FY2010 revenue.

Cost of revenue for the FY2010 was $30.6 million or 47.9% of the revenue compared to $21.5 million or 50.2% of the revenue of the FY2009.

Gross profit for the FY2010 was $33.3 million, at 52.2% gross margin, up from 49.8% gross margin for the FY2009. The improvement of the gross margins was the result of our portfolio optimization strategy that focused on higher margin products such as GMOL in the sales mix in addition to enhanced cost control measures that yielded greater efficiencies in manufacturing process.

Operating and R&D expenses were $19.0 million in FY2010 compared to $11.7 million in FY2009. The increase was primarily due to our recent sales and marketing expansion along with the compensation expenses to external service providers. We anticipate these costs may continue to increase but in line with our revenue growth.

Operating income delivered $14.7 million at 23.1% operating margin for the FY2010, up 51.8% yoy from $9.7 million at 22.7% operating margin for the FY2009.

Net income was $12.0 million for FY2010, as compared to the net income of $7.9 million for FY2009, an increase of $4.1 million or 51.9%. The net income gain was primarily the result of the revenue growth (49.0% yoy), improved gross margins (52.2% up from 49.8% in FY2009), and improved operating margins (23.1% up from 22.7% in FY2009).

Diluted earnings per share for FY2010 were $0.40, compared to $0.32 in FY2009, based on 30.1 million and 24.8 million shares for FY2010 and FY2009, respectively.

"For the fiscal year 2010, we have reached and exceeded our revenue and net income targets of $63.0 million and $11.0 million respectively. We thank our 1,365 employees whose diligence and persistence make possible Tianyin's successful operating performance not only for this year but for the past almost a decade of growth. In addition, we exceeded our revenue target of $22.0 million for Gingko Mihuan Oral Liquid through our continuous effort in sales expansion and market penetration," stated Dr. Jiang, Guoqing, Tianyin's Chief Executive Officer. "In addition to our 10 late-stage pipeline drugs pending approval that target various high-incidence medical indications in China, the future lays ahead with our initiative in the growing pharmaceutical raw material space. We expect our Jiangchuan macrolide facility to contribute to our revenue growth in the fiscal year 2011."

Balance sheet and cash flow

As of June 30, 2010, we had cash and cash equivalents of $27.0 million. Net cash generated from operating activities was $15.4 million for FY2010 ended June 30, 2010 as compared to $8.3 million for FY2009.

The strong cash flow was primarily the result of net income growth and further improved accounts receivable $8.2 million 12.8% of the FY2010 revenue versus $5.6 million or 13.1% of the FY2009 revenue.

We believe that Tianyin is adequately funded to meet all of our working capital and capital expenditure needs for the FY 2011.

Net cash used in investing activities for FY2010 and FY2009 totaled $8.8 million and $7.8 million respectively. The increase was mainly due to the construction of Jiangchuan facility and the new drug development.

Business Development & Outlook

Jiangchuan macrolide facility progress update:

Jiangchuan holds a license from China's SFDA to produce macrolide antibiotics such as Azithromycin, one of the world's best-selling antibiotics. Tianyin's goal is to utilize Jiangchuan as the foundation of a broader, longer-term strategy to build a significant presence in the rapidly growing macrolide antibiotics market. Construction of the new production facility at Xinjin Industrial Development Area commenced on January 8, 2010 with Phase I testing production (250 tons capacity) scheduled by the year-end 2010. Tianyin anticipates the revenue contribution from our macrolide facility starting in the fiscal year 2011.

Pipeline update:

We currently have 10 product candidates pending SFDA approval: 1) Huangtengsu Tablets, 2) Lifei Tablets, 3) Fuyang Granules, 4) Shuxiong Tablets, 5) Suxiao Zhixie Capsules, 6) Shuanghuang Xiaoyan Tablets, 7) Huoxiang Zhengqi Capsules, 8) Jiegu Xujing Ointment, 9) Runing Tablets, and 10) Dengzhan Huasu Tablets. We will be updating the progress of the approval process accordingly.

Fiscal year 2011 Guidance

The management reaffirms FY2011 revenue guidance of $113.0 million and net income guidance of $18.0 million, representing 77.0% and 50.0% year over year growth respectively.

Conference Call

Management will host a conference call to discuss the FY2010 results at 9:00 a.m. ET on Thursday, September 30, 2010.

Interested parties may access the call by dialing +1-877-941-4776 (U.S.), or +1-480-629-9762 (International). The conference ID is 4369258. It is advisable to dial in approximately 5-10 minutes prior to the start of the call.

A replay will be available through September 30, 2010 and can be accessed by dialing 1-877-870-5176 (U.S.), or +1-858-384-5517 (International). The passcode is 4369258.

This call is being web cast by ViaVid Broadcasting and can be accessed at the following link: http://viavid.net/dce.aspx?sid=00007B19 .

This event is optimized for Microsoft's Windows media player version 9. To download go to http://www.microsoft.com/windows/windowsmedia/download .

About Tianyin Pharmaceutical

Tianyin Pharmaceutical Co., Inc., headquartered at Chengdu, China, specializes in the development, manufacturing, marketing and sale of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. Tianyin currently manufactures and markets a comprehensive portfolio of 56 products, of which 23 are listed in the highly selective National Reimbursement List, 7 are included in the Essential Drug List of China. Tianyin has a pipeline of 10 products pending SFDA approval targeting high incidence indications in China. Tianyin has an extensive nationwide distribution network with 730 sales representatives out of totaled 1,365 employees. For more information about Tianyin, please visit http://www.tianyinpharma.com .

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    For more information, please contact:

     James Jiayuan Tong M.D. Ph.D.

     Chief Financial Officer, Chief Business & Development Officer Director

     Tianyin Pharmaceutical Co., Inc.

     Web:  http://www.tianyinpharma.com

     Email: Dr.Tong@tianyinpharma.com

     Tel:   +86-28-8551-6696 (Chengdu, China)

            +1-949-350-6999 (U.S.)

            +86 134 36 550011 (China)

Address: 23rd Floor Unionsun Yangkuo Plaza

              No 2 Block 3 South Renmin Road

              Chengdu, 610041

              China

Consolidated Balance Sheets

	June 30,	June 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$27,009,066	$12,352,223
Accounts receivable, net of allowance for doubtful accounts of $421,079
and $171,947 at June 30, 2010 and 2009, respectively	8,185,240	5,620,519
Inventory	3,588,824	3,808,289
Advance payments	382,980	1,188,115
Loans receivable	294,600	-
Other current assets	77,283	683,189
Total current assets	39,537,993	23,652,335

Property and equipment, net	14,968,822	9,642,526

Intangibles, net	15,232,286	12,037,483

Total assets	$69,739,101	$45,332,344

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,715,781	$1,392,639
Accounts payable – construction related	2,248,849	-
Short-term bank loans	1,473,000	1,399,075
VAT taxes payable	658,312	458,930
Income taxes payable	861,614	490,514
Other taxes payable	19,564	11,890
Dividends payable	72,995	325,417
Other current liabilities	429,135	307,934
Total current liabilities	7,479,250	4,386,399

Total liabilities	7,479,250	4,386,399

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,	27,326	17,909
27,326,527 and 17,908,912 shares issued and outstanding at
June 30, 2010 and 2009, respectively
Series A convertible preferred stock, $0.001 par value, 1,360,250 and	1,360	7,147
7,146,500 shares issued and outstanding at June 30, 2010 and 2009,
Respectively
Additional paid-in capital	29,623,396	19,694,514
Statutory reserve	3,732,883	2,299,807
Treasury stock	(111,587)	(111,587)
Retained earnings	25,687,770	16,486,775
Accumulated other comprehensive income	2,845,076	2,551,380
Total stockholders’ equity	61,806,224	40,945,945

Noncontrolling interest	453,627	-

Total equity	62,259,851	40,945,945

Total liabilities and equity	$69,739,101	$45,322,344

Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended June 30,
	2010	2009

Sales	$63,939,684	$42,894,355

Cost of sales	30,594,639	21,516,065

Gross profit	33,345,045	21,378,290

Operating expenses
Selling expenses	12,796,881	7,825,939
General and administrative expenses	4,949,179	3,491,804
Research and development	852,848	343,952
Total operating expenses	18,598,908	11,661,695

Income from operations	14,746,137	9,716,595

Other income (expenses):

Interest (expense) income, net	(25,649)	261,463
Impairment loss on intangible assets	-	(431,344)
Other expenses	(39,518)	-
Total other expenses	(65,167)	(169,881)

Income before provision for income taxes	14,680,970	9,546,714

Provision for income taxes	2,626,143	1,639,104

Net income	12,054,827	7,907,610

Less: Net income attributable to noncontrolling interest	11,677	-

Net income attributable to Tianyin Pharmaceutical Co., Inc.	12,043,150	7,907,610

Other comprehensive income
Foreign currency translation adjustment	293,696	73,506

Comprehensive income	$12,336,846	$7,981,116

Basic earnings per share	$0.47	$0.41
Diluted earnings per share	$0.40	$0.32

Weighted average number of common shares outstanding:
Basic	24,427,329	15,937,411
Diluted	30,081,685	24,805,281

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2010	2009
Cash flows from operating activities:
Net Income	$12,043,150	$7,907,610
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	953,767	676,605
Provision for bad debts	247,131	81,512
Loss on disposal of fixed assets	39,518	-
Impairment loss on intangible assets	-	431,344
Share-based payments	1,037,686	249,026
Noncontrolling interest	11,677	-
Changes in current assets and current liabilities:
Accounts receivable	(2,770,322)	(1,223,282)
Inventory	239,233	(237,975)
Other current assets	606,785	(62,705)
Accounts payable and accrued expenses	315,202	49,867
Accounts payable – construction related	2,239,231
VAT taxes payable	222,833	180,701
Income tax payable	366,845	147,897
Other taxes payable	(19,223)	(28,213)
Dividend payable	(252,422)	-
Other current liabilities	119,007	164,611
Total adjustments	3,356,948	429,388

Net cash provided by operating activities	15,400,098	8,336,998

Cash flows from investing activities:
Loans receivable	(293,340)	-
Additions to property and equipment	(59,946)	(58,014)
Additions to construction in progress	(5,749,230)	(4,179,902)
Additions to intangible assets-drug	(2,742,729)	(2,417,250)
Advance payments for intangible assets-drug	-	(1,188,115)

Net cash used in investing activities	(8,845,245)	(7,843,281)

Cash flows from financing activities:
Proceeds from short-term bank loans	66,002	-
Additional paid-in capital	8,894,828
Dividend declared and paid	(1,409,079)	(73,944)
Treasury stock	-	(111,587)
Proceeds from minority shareholders	440,010	-

Net cash provided by (used in) financing activities	7,991,761	(185,531)

Effect of foreign currency translation on cash	110,229	(13,113)

Net increase in cash and cash equivalents	14,656,843	295,073

Cash and cash equivalents at beginning of year	12,352,223	12,057,150

Cash and cash equivalents at end of year	$27,009,066	$12,352,223

Supplemental schedule of non-cash activities
Advance payments for intangible assets-drug	$808,152	$-